Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Mark H. Harnett / Paul Schulman	Vanessa Lehr/Annie Leschin
MacKenzie Partners, Inc.	Investor Relations
(212) 929-5500	StreetSmart Investor Relations
(415) 775-1788

QUALSTAR ADOPTS SHAREHOLDER RIGHTS PLAN

SIMI VALLEY, Calif., February 6, 2013 — Qualstar® Corporation (NasdaqGM: QBAK), a manufacturer of data storage solutions and high-efficiency power supplies, today announced that its Board of Directors has approved the adoption of a shareholder rights plan (the “Rights Plan”) and declared a dividend distribution of one right ("Right") for each outstanding share of common stock.

The Rights Plan is intended to protect Qualstar and its shareholders from efforts to obtain control of Qualstar that the Board of Directors determines are not in the best interests of Qualstar and its shareholders, and to enable all shareholders to realize the long-term value of their investment in Qualstar. The Rights Plan is not intended to interfere with any merger, tender or exchange offer or other business combination approved by the Board of Directors. Nor does the Rights Plan prevent the Qualstar Board from considering any offer that it considers to be in the best interest of its shareholders. The Rights Plan adopted by Qualstar is similar to rights plans adopted by many other publicly-traded companies.

Pursuant to the Rights Plan, Qualstar is issuing one Right for each current share of common stock outstanding at the close of business on February 15, 2013. Initially, the Rights will not be exercisable and will be represented by Qualstar common stock certificates or book entry notations.  If the Rights become exercisable, each Right will entitle shareholders to buy one one-hundredth of a share of a new series of participating preferred stock at an exercise price of $3 per Right. The distribution of the Rights will not be taxable to shareholders.

The Rights will be exercisable if a person or group acquires 10% or more of Qualstar’s common stock in a transaction, including the open market purchase of shares, not approved by Qualstar's Board of Directors. If a person or group acquires 10%, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's exercise price (subject to adjustment as provided in the Rights Plan), a number of shares of Qualstar's common stock having a then-current market value of twice the exercise price.

In order to ensure that the Rights Plan does not discourage prospective acquirors from making offers to acquire Qualstar that may be in the best interests of shareholders, the Rights Plan contains a provision to address the possible receipt of an offer that may be deemed to be a “Qualified Offer” (as defined in the Rights Plan).

Qualstar's Board of Directors may redeem the Rights for $0.001 per Right at any time before an event that causes the Rights to become exercisable. The Rights will expire on January 31, 2014, unless the Rights have previously been redeemed by the Board of Directors.

While the Rights Agreement is effective immediately, Qualstar intends to seek ratification of the Rights Plan from its shareholders.

Further details of the Rights Plan will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that the Company will be filing with the Securities and Exchange Commission (SEC). These filings will be available on the SEC's web site at www.sec.gov.

Needham & Company, LLC acted as financial advisor to Qualstar in connection with the adoption of the Rights Plan. Stradling Yocca Carlson & Rauth, P.C. and Alston & Bird LLP are serving as legal advisors to Qualstar.

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. The company’s products are known throughout the world for high quality and Simply Reliable designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.

Forward-Looking Statements

Any statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause Qualstar’s actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements.  Factors that could affect the Company’s actual results include the Company’s ability to increase sales of its products; rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; and, adverse changes in market demand for its products. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect the Company’s financial results or condition are included in Qualstar’s filings with the Securities and Exchange Commission. In particular, reference is made to the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012, and to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Form 10-K.